  Exhibit 99.1

ALPHA PRO TECH, LTD. ANNOUNCES FIRST QUARTER

2025 FINANCIAL RESULTS

Total Sales Increased by 2.5% to $13.8 Million, Compared to the Prior Year Period

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	HIR Holdings
Donna Millar	Cameron Donahue
905-479-0654	651-707-3532
e-mail: ir@alphaprotech.com	e-mail: cameron@hirholdings.com

●	Net sales for the first quarter of 2025 were $13.8 million, up 2.5%, compared to $13.5 million for the first quarter of 2024
o	Building Supply segment sales increased by $132,000 or 1.6%, to $8.4 million, compared to $8.2 million for the three months ended March 31, 2024
o	Disposable Protective Apparel segment sales increased by $208,000 or 4.0%, to $5.5 million, compared to $5.2 million for the same period of 2024
●	Net income for the first quarter of 2025 was $613,000 or $0.06 per diluted share, compared to $576,000, or $0.05 per diluted share, for the first quarter of 2024
●	Cash of $13.4 million and working capital of $47.0 million with no debt, as of March 31, 2025

Nogales, Arizona –May 8, 2025 – Alpha Pro Tech, Ltd. (NYSE American: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the three month period ended March 31, 2025.

Lloyd Hoffman, President and Chief Executive Officer of Alpha Pro Tech, commented, “The housing market continued to show weakness in the first quarter of 2025, continuing the weak trend of 2024, with single-family housing starts down 4.7% compared to the same quarter in 2024. During the first quarter of 2025, we outperformed the market as sales of the core building products (housewrap and synthetic roof underlayment) were down 3.6%. Excluding the decline in housewrap sales to two private-label distributors, which were beyond our control, the first quarter sales performance of our core building products would have increased compared to the prior year quarter. Housewrap sales in the first quarter of 2025 have been challenging due to lower single -family housing starts, a significant decline in sales to two private-label distributors (as mentioned above), economic uncertainty, and a period of colder temperatures and increased snowfall during the first quarter of 2025.

Sales of synthetic roof underlayment, which were up 21.8% in the first three months of 2025 compared to the same period of 2024, have been robust due to national programs with builders and contractors as well as category expansion, which includes self-adhered products. As our relationships strengthen with downstream customers, we have successfully leveraged distribution to stock our full line. Sales of other woven material sales increased by $317,000, or 89.3% for the three months ended March 31, 2025 compared to the same period of 2024, primarily due to increased sales to our major customer. The Company is pursuing new opportunities for other woven material that could improve sales, and we hired a Director of Product and Business Development during the first quarter of 2025.

Management expects growth in the Building Supply segment in the coming year and is encouraged by business in the pipeline. However, there continues to be uncertainty in housing starts and the economy in general that could affect this segment.”

Mr. Hoffman continued, “Sales of face masks in the first quarter of 2025 were negatively affected by excessive purchases primarily by one of our channel partners in the later part of 2024 in preparation for the 2025 flu/COVID season. Thus, their on-hand inventory in the first quarter of 2025 was higher than historical levels. We anticipate demand to improve once inventory levels return to more normal levels. Our partnerships remain strong with a mutual desire to achieve organic growth in 2025.

Lastly, there remains uncertainty and volatility in the economy due to tariffs. Management believes that the Company is well positioned as a significant portion of our competition purchase disposable protective garments from China which currently have significantly higher tariff rates than the products that we source from India. This puts us in a favorable cost position in relation to those competitors. However, new tariffs on India may negatively affect our margins on products we produce there.”

2025 First Quarter Financial Results:

Consolidated sales for the three months ended March 31, 2025, increased to $13,822,000, from $13,482,000 for the three months ended March 31, 2024, representing an increase of $340,000, or 2.5%.

Building Supply segment sales for the three months ended March 31, 2025, increased by $132,000, or 1.6%, to $8,372,000 compared to $8,240,000 for the three months ended March 31, 2024. The Building Supply segment increase during the three months ended March 31, 2025, was primarily due to a 21.8% increase in sales of synthetic roof underlayment and an 89.3% increase in sales of other woven material, partially offset by a 20.9% decrease in sales of housewrap compared to the same period of 2024.

Disposable Protective Apparel segment sales for the three months ended March 31, 2025, increased by $208,000, or 4.0%, to $5,450,000, compared to $5,242,000 for the three months ended March 31, 2024. This segment increase was due to a 12.0% increase in sales of disposable protective garments, partially offset by a 6.7% decrease in sales of face shields and a 50.5% decrease in sales of face masks.

Gross Profit

Gross profit decreased by $25,000, or 0.5%, to $5,392,000 for the three months ended March 31, 2025, from $5,417,000 for the three months ended March 31, 2024. The gross profit margin was 39.0% for the three months ended March 31, 2025, compared to 40.2% for the three months ended March 31, 2024.

The gross profit margin in the three months ended March 31, 2025 was negatively affected by a margin decrease in both the Disposable Protective Apparel and Building Supply segments. Gross profit margin was negatively affected primarily by the inventory received last year which incurred higher ocean freight rates. There was significant volatility in ocean freight rates in 2024, due to factors such as geopolitical tensions, labor disputes and market dynamics but in the first quarter of 2025 we began experiencing an easing of those freight rates.

Net Income

Net income for the three months ended March 31, 2025, was $613,000 compared to net income of $576,000 for the same period of 2024, representing an increase of $37,000, or 6.4%. The net income increase between the three months ended March 31, 2025 and the same period of 2024 was due to an increase in income before provision for income taxes of $50,000, partially offset by an increase in provision for income taxes of $13,000. Net income as a percentage of net sales was 4.4% for the three months ended March 31, 2025, compared to 4.3% for the same period of 2024. Basic and diluted earnings per common share for each of the three months ended March 31, 2025 and 2024, was $0.06 and $0.05 respectively.

Balance Sheet

As of March 31, 2025, the Company had cash of $13.4 million compared to $18.6 million as of December 31, 2024. Working capital totaled $47.0 million and the Company’s current ratio was 21:1, compared to a current ratio of 16:1 as of December 31, 2024.

Colleen McDonald, Chief Financial Officer, commented, “As of March 31, 2025, we had $1.6 million available for additional stock repurchases under our stock repurchase program. During the three months ended March 31, 2025, we repurchased 221,413 shares of common stock at a cost of $1.2 million. As of March 31, 2025, the Company has repurchased a total of 21.5 million shares of common stock at a cost of approximately $56.0 million through our repurchase program. We retire all stock upon repurchase and future repurchases are expected to be funded from cash on hand and cash flows from operating activities.”

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Nogales, Arizona , Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified 4 generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, expectations regarding order volume, timing of fulfillment of orders, production capacity and our plans to ramp up production and expand capacity, product demand, availability of raw materials and supply chain access, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. Specifically, these factors include, but are not limited to, , our exposure to foreign currency exchange risks related to our unconsolidated affiliate operations in India; potential failure to remediate the material weakness in our internal controls; our partnership with a joint venture partner; the loss of any major customer or a reduction in order volume by our customers; the inability of our suppliers and contractors to meet our requirements; potential challenges related to international manufacturing; the inability to protect our intellectual property; competition in our industry; customer preferences; the timing and market acceptance of new product offerings; changes in global economic conditions; security breaches or disruptions to the information technology infrastructure; risks related to climate change and natural disasters or other events beyond our control; the effects of tariff policies and potential countermeasure; potential liabilities from environmental laws and regulations; uncertainties with respect to the development, deployment, and use of artificial intelligence; the impact of legal and regulatory proceedings or compliance challenges; and volatility in our common stock price and our investments. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

-- Tables follow –

Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$13,352,000	$18,636,000
Accounts receivable, net	6,671,000	3,692,000
Accounts receivable, related party	1,001,000	1,202,000
Inventories, net	23,565,000	22,733,000
Prepaid expenses	4,751,000	4,376,000
Total current assets	49,340,000	50,639,000

Property and equipment, net	8,412,000	8,520,000
Goodwill	55,000	55,000
Right-of-use assets	8,485,000	8,714,000
Equity investment in unconsolidated affiliate	5,890,000	5,814,000
Total assets	$72,182,000	$73,742,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$887,000	$1,283,000
Accrued liabilities	502,000	947,000
Current portion of lease liabilities	917,000	893,000
Total current liabilities	2,306,000	3,123,000

Lease liabilities, net of current portion	7,645,000	7,882,000
Deferred income tax liabilities, net	503,000	503,000
Total liabilities	10,454,000	11,508,000
Commitments and contingencies
Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 10,595,465 and 10,816,878 shares outstanding as of March 31, 2025 and December 31, 2024, respectively	106,000	108,000
Additional paid-in capital	16,157,000	16,368,000
Retained earnings	47,029,000	47,257,000
Accumulated other comprehensive loss	(1,564,000)	(1,499,000)
Total shareholders' equity	61,728,000	62,234,000
Total liabilities and shareholders' equity	$72,182,000	$73,742,000

(1) The condensed consolidated balance sheet as of December 31, 2024, has been prepared using information from the audited consolidated balance sheet as of that date.

Condensed Consolidated Statements of Comprehensive Income (Unaudited)

	For the Three Months Ended
	March 31,
	2025	2024

Net sales	$13,822,000	$13,482,000

Cost of goods sold, excluding depreciation and amortization	8,430,000	8,065,000
Gross profit	5,392,000	5,417,000

Operating expenses:
Selling, general and administrative	4,694,000	4,847,000
Depreciation and amortization	243,000	244,000
Total operating expenses	4,937,000	5,091,000

Income from operations	455,000	326,000

Other income:
Equity in income of unconsolidated affiliate	141,000	138,000
Interest income, net	176,000	258,000
Total other income	317,000	396,000

Income before provision for income taxes	772,000	722,000

Provision for income taxes	159,000	146,000

Net income	$613,000	$576,000

Basic earnings per common share	$0.06	$0.05

Diluted earnings per common share	$0.06	$0.05

Basic weighted average common shares outstanding	10,724,760	11,285,296

Diluted weighted average common shares outstanding	10,836,581	11,389,394